EXHIBIT 99.1

Exponent Reports Second Quarter Fiscal 2014 Results

MENLO PARK, Calif., July 22, 2014 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter and six months ended July 4, 2014.

For the second quarter of 2014, revenues before reimbursements were $72,331,000 as compared to $71,919,000 in the same period of 2013. Total revenues were $76,574,000 as compared to $75,505,000 in the same period one year ago.

Net income for the second quarter increased to $11,264,000, or $0.81 per diluted share, as compared to $10,848,000, or $0.77 per diluted share, in the same period of 2013. For the quarter EBITDA1 was $19,669,000, as compared to $19,470,000 in the same period one year ago.

For the six months ended July 4, 2014, revenues before reimbursements increased to $145,298,000, as compared to $140,911,000 in the same period of 2013. Total revenues increased to $152,536,000 as compared to $148,165,000 in the same period one year ago.

Net income for first half of 2014 increased to $20,418,000, or $1.47 per diluted share, as compared to $18,824,000, or $1.34 per diluted share, in the same period of 2013. For the first half of 2014, EBITDA increased to $36,312,000, as compared to $34,079,000 in the same period one year ago.

During the first half of 2014, Exponent repurchased $14.4 million of common stock, and paid dividends of $6.6 million. The Company closed the second quarter with $144.5 million in cash, cash equivalents and short-term investments.

"For the second quarter revenues were in line with our guidance while our EBITDA margin was better than expected," commented Dr. Paul Johnston, President and CEO. "Our reactive project work continued at a steady pace and we experienced good demand for our proactive consulting services, particularly in the consumer electronics, medical device, and utility industries.

"The second quarter wrapped up a solid first half of 2014, putting Exponent in a position to achieve growth in revenues before reimbursements in the low single digits for the fiscal year. Considering our performance in the first half, we are improving our 2014 outlook on EBITDA margin by 75 basis points to be down by approximately 25 basis points from the 24.6% margin in 2013.

"Exponent continues to be a leading, multi-disciplinary engineering and scientific consulting firm and we are excited about the opportunities that this market position presents us well into the future," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Tuesday, July 22, 2014, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio of the conference call is available by dialing 888-466-4462 or 719-325-2329. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 888-203-1112 or 719-457-0820, and entering passcode 1309235#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 4, 2014 and June 28, 2013
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013

Revenues
Revenues before reimbursements	$ 72,331	$ 71,919	$ 145,298	$ 140,911
Reimbursements	4,243	3,586	7,238	7,254

Revenues	76,574	75,505	152,536	148,165

Operating expenses
Compensation and related expenses	46,049	44,432	94,907	92,994
Other operating expenses	6,450	6,207	12,767	12,354
Reimbursable expenses	4,243	3,586	7,238	7,254
General and administrative expenses	3,748	3,687	7,446	7,119

	60,490	57,912	122,358	119,721

Operating income	16,084	17,593	30,178	28,444

Other income
Interest income, net	40	36	84	81
Miscellaneous income (expense), net	2,274	642	3,501	3,251
	2,314	678	3,585	3,332

Income before income taxes	18,398	18,271	33,763	31,776

Income taxes	7,134	7,423	13,345	12,952

Net income	$ 11,264	$ 10,848	$ 20,418	$ 18,824

Net income per share:
Basic	$ 0.83	$ 0.80	$ 1.51	$ 1.38
Diluted	$ 0.81	$ 0.77	$ 1.47	$ 1.34

Shares used in per share computations:
Basic	13,520	13,637	13,528	13,658
Diluted	13,873	14,007	13,919	14,068

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 4, 2014 and January 3, 2014
(unaudited)
(in thousands)

	July 4,	January 3,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$ 112,895	$ 122,948
Short-term investments	31,647	33,171
Accounts receivable, net	85,795	76,980
Prepaid expenses and other assets	14,551	10,450
Deferred income taxes	10,330	8,135
Total current assets	255,218	251,684
Property, equipment and leasehold improvements, net	28,831	28,721
Goodwill	8,607	8,607
Other assets	58,464	55,154
	$ 351,120	$ 344,166

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 9,985	$ 8,442
Accrued payroll and employee benefits	47,590	56,934
Deferred revenues	6,936	6,771
Total current liabilities	64,511	72,147
Other liabilities	38,490	34,628
Deferred rent	2,200	2,332
Total liabilities	105,201	109,107

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	157,594	141,250
Accumulated other comprehensive income	500	109
Retained earnings	233,436	226,040
Treasury stock, at cost	(145,627)	(132,356)
Total stockholders' equity	245,919	235,059
	$ 351,120	$ 344,166

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 4, 2014 and June 28, 2013
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013

Net Income	$ 11,264	$ 10,848	$ 20,418	$ 18,824

Add back (subtract):

Income taxes	7,134	7,423	13,345	12,952
Interest income, net	(40)	(36)	(84)	(81)
Depreciation and amortization	1,311	1,235	2,633	2,384

EBITDA (1)	19,669	19,470	36,312	34,079

Stock-based compensation	2,582	3,040	7,875	8,331

EBITDAS (1)	$ 22,251	$ 22,510	$ 44,187	$ 42,410

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.